Exhibit 99.1

news

For Release     Immediate

Contacts        (News Media) Tony Zehnder, EVP, Corporate Communications
                   312.396.7086
                (Investors) Lowell Short, SVP, Finance 317.817.2893

            Conseco closes private offering of convertible debentures
                      and amendment of its credit facility

Carmel, Ind., August 15, 2005 - Conseco, Inc. (NYSE:CNO) today closed its previously announced private offering of 3.50% Convertible Debentures due September 30, 2035 and completed the amendment of its senior secured credit facility.

The initial purchasers in the convertible debenture offering exercised their option to purchase an additional $30 million of debentures, bringing the total principal amount of the offering to $330 million. Net proceeds from the offering of approximately $320 million were applied to repay term loans outstanding under the company's senior credit facility.

The amendment of the senior credit facility provides for, among other things:

     o A reduction in the principal amount of the facility from $767 million to $447 million, using proceeds from the convertible debenture offering described above

     o A reduction in the interest spread on the term loan from 350 basis points over LIBOR to 200 basis points over LIBOR, with a further reduction to 175 basis points over LIBOR when the company's credit facility is rated Ba3 by Moody's Investor Services, Inc.

     o Relaxed financial covenants and increased flexibility for the company to enter into capital markets transactions

The Company expects to recognize an after-tax expense of $2.0 million to $3.0 million during the third quarter of 2005 for the write-off of certain debt issuance costs related to the reduction of the principal amount borrowed under the senior secured credit facility.

The debentures and the common shares issuable upon conversion thereof have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the debentures, nor shall there be any sale of debentures in any state in which such offer, solicitation or sale would be unlawful.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.

                                   - # # # # -